Free Writing Prospectus

Filed Pursuant to Rule 433

Filed September 16, 2020

Registration Statement No. 333-229068 and 333-229068-06

Free Writing Prospectus dated September 16, 2020

$1,250,020,000 or $1,600,220,000 Asset-Backed Notes

GM Financial Automobile Leasing Trust 2020-3

Issuing Entity

GMF Leasing LLC

Depositor

Sponsor and Servicer

The depositor has prepared a preliminary prospectus, dated September 16, 2020, which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Moody’s Investors Service, Inc., or Moody’s, and S&P Global Ratings, or S&P, in order to be issued.

	Moody’s	S&P
Class A-1 Notes	P-1 (sf)	A-1+ (sf)
Class A-2-A Notes	Aaa (sf)	AAA (sf)
Class A-2-B Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class A-4 Notes	Aaa (sf)	AAA (sf)
Class B Notes	Aa2 (sf)	AA (sf)
Class C Notes	A2 (sf)	A (sf)
Class D Notes	Baa2 (sf)	BBB (sf)

Joint Bookrunners
BMO Capital Markets	BofA Securities		Goldman Sachs & Co. LLC	Wells Fargo Securities
Co-Managers for the Class A Notes
CIBC Capital Markets	Lloyds Securities	MUFG	Scotiabank	SOCIETE GENERALE

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-326-5897.